Seligman High Income Fund Series


PROXY RESULTS

Seligman High Income Fund Series  Shareholders voted on the following  proposals at the Special Meeting of  Shareholders  held on December 12, 1995, in New York,
New York. Each Trustee was elected,  and all other proposals were approved.  The description of each proposal and number of shares voted are as follows:
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
                                                      For                   Withheld               Non-Vote
Election of Trustees:
     Fred E. Brown                                 21,717,907                603,680              15,617,325
     John R. Galvin                                21,724,130                597,455              15,617,326
     Alice S. Ilchman                              21,778,782                542,813              15,617,317
     Frank A. McPherson                            21,737,321                584,267              15,617,323
     John E. Merow                                 21,768,124                553,470              15,617,318
     Betsy S. Michel                               21,778,055                543,540              15,617,317
     William C. Morris                             21,780,243                541,452              15,617,217
     James C. Pitney                               21,763,991                557,603              15,617,319
     James Q. Riordan                              21,768,540                553,051              15,617,321
     Ronald T. Schroeder                           21,778,153                543,441              15,617,318
     Robert L. Shafer                              21,781,740                539,855              15,617,316
     James N. Whitson                              21,781,740                539,855              15,617,316
     Brian T. Zino                                 21,774,103                547,492              15,617,317
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


                                                      For              Against          Abstain           Non-Vote
Ratification of the selection of Deloitte &
     Touche LLP as independent auditors             21,004,197           287,231        1,028,668         15,618,815
Approval for increasing borrowing limits for:
     U.S. Government Securities Series               4,034,852           369,705          264,056          4,279,317
     High-Yield Bond Series                         15,088,849         1,523,228        1,039,534         11,339,371
Approval of amendments to the fundamental
     investment policy regarding investment
     in restricted and illiquid securities of the
     following series:
     U.S. Government Securities Series               3,887,466           365,411          415,735          4,279,317
     High-Yield Bond Series                         14,326,512         1,931,265        1,391,745         11,341,461
Approval of amendments to the Management
     Agreement with respect to the High-Yield
     Bond Series                                    12,686,578         3,746,673        1,215,872         11,341,859

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